Exhibit 99.1

5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
CORRECTING and REPLACING Zila, Inc. Reports Fiscal 2007 Fourth Quarter and Full Year Results
PHOENIX—(BUSINESS WIRE)—Oct. 16, 2007—In BW6379 issued Oct. 15, 2007: In the Income Statement table of the earnings release dated October 15, 2007, for the three months ended July 31, 2007, the General and administrative figure should read 5,574 (sted 1,743) and the Research and development figure should read 1,743 (sted 5,574).
The corrected release reads:
Zila, Inc. Reports Fiscal 2007 Fourth Quarter and Full Year Results
Zila, Inc. (Nasdaq GM: ZILA) reported its financial results for the fiscal 2007 fourth quarter and full year ended July 31, 2007.
For all periods presented, financial results include results of operations for Professional Dental Technologies, Inc. (“Pro-Dentec”), which was acquired on November 28, 2006, and exclude results of operations for businesses that were divested during fiscal 2007, which are now accounted for in discontinued operations. Zila divested its nutraceuticals business unit and Peridex® brand in the fiscal 2007 first quarter and fourth quarter, respectively.
Fiscal 2007 Financial Results
Net revenues increased 921% to approximately $28.8 million compared with net revenues of approximately $2.8 million for fiscal 2006. This growth was largely driven by our acquisition of Pro-Dentec, as well as its effect on ViziLite® Plus revenues. ViziLite Plus revenues grew by 143% to $6.6 million, primarily as a result of Zila’s improved ability to directly sell ViziLite® Plus to dental offices through Pro-Dentec’s national sales organization. In the fourth quarter of fiscal 2006 and the first quarter of 2007, ViziLite® Plus net revenues fell as the company modified its primary channel of distribution in anticipation of the Pro-Dentec acquisition.
•	Gross profit as a percentage of net revenues was 59% compared with 32% for fiscal 2006. Prior year’s gross profit reflects the company’s distributor-only business model as well as the impact of discounts and incentives offered in support of the launch of ViziLite® Plus.

•	Marketing and selling expenses were $14.4 million compared with $5.6 million in fiscal 2006primarily reflecting the acquisition of the Pro-Dentec selling and marketing capabilities, including its dedicated national sales force. To a lesser extent, marketing and selling expenses grew due to the company’s continuing efforts to establish ViziLite® Plus as the standard of care for dental offices in the detection of oral abnormalities.

•	General and administrative expenses were $15.1 million compared with $10.5 million for fiscal 2006. Approximately $3.6 million of this increase related to general and administrative expenses for Pro-Dentec, including approximately $0.5 million in expenses associated with the operational integration of this business. In addition, in the fourth quarter of fiscal 2007, the company incurred $1.9 million in costs related to restructuring and streamlining its operations.

•	Research and development expenses increased 6% to $7.5 million from $7.2 million in fiscal 2006. Research and development expenses primarily were comprised of costs for the OraTest® regulatory program.

•	Depreciation and amortization expenses increased 106% to $2.9 million from $1.4 million for fiscal 2006, primarily due to the acquisition of Pro-Dentec and its related property, plant, equipment and amortizable intangible assets.

•	Interest expense increased to $7.4 million from $1.9 million for fiscal 2006. The increase includes a non-cash loss of approximately $3.6 million for the write-off of unamortized debt financing costs and debt discount related to the credit facility.

•	Loss from continuing operations was $23.0 million, or $0.41 per common share, which included restructuring costs of $1.9 million and a non-cash loss of $3.6 million related to the retirement of the credit facility. This compares with loss from continuing operations of $26.0 million, or $0.57 per common share, in fiscal 2006. Income from discontinued operations was $9.8 million, or $0.17 per diluted common share, largely due to gains from the divestitures of the company’s nutraceuticals business and Peridex® brand. In fiscal 2006, loss from discounting operations was $3.3 million, or $0.07 per common share.

•	Cash and cash equivalents at July 31, 2007 grew to $14.9 million from $4.0 million at July 31, 2006. Working capital was $14.3 million at July 31, 2007 compared to $(6.9) million at July 31, 2006. The negative working capital at July 31, 2006 resulted from the classification of the outstanding balance under the credit facility as a current obligation.
Fiscal 2007 Fourth Quarter Results
Net revenues were $10.4 million compared with net revenues of $0.1 million in the fourth quarter of fiscal 2006 and $10.9 million in the fiscal 2007 third quarter. Net revenues were down in the fiscal 2007 fourth quarter compared with the fiscal 2007 third quarter due to seasonality of the company’s business. Net revenues for ViziLite Plus were $2.7 million, an increase of 8%, compared with $2.5 million for the third quarter of fiscal 2007. The growth in net revenues for the fourth quarter of fiscal 2007 compared to the prior year was largely driven by the acquisition of Pro-Dentec and the positive impact of direct selling on ViziLite® Plus revenues.
Gross profit as a percentage of net revenues for both the fiscal 2007 fourth quarter and third quarter was 61%.
Loss from continuing operations was $5.8 million, or $0.09 per common share, compared to a loss from continuing operations of $7.9 million, or $0.17 per common share, in the prior year fourth quarter. In fiscal 2007 fourth quarter, the company restructured and streamlined its operations to reduce future overhead costs by approximately $3.0 million and incurred approximately $1.9 million of additional general and administrative costs for severance, professional fees, and settlement costs. Income from discontinued operations was $3.3 million, or $0.05 per diluted common share, due primarily to the gain on the divestiture of the Peridex® brand. This compares to a loss from discontinued operations of $1.2 million, or $0.03 per common share, in the fiscal 2006 fourth quarter.
Fiscal 2007 Business Highlights
•	Transitioned to a company dedicated to the prevention, detection and treatment of oral diseases, with a primary oral cancer focus, by acquiring Pro-Dentec and divesting two non-core business units.

•	Modified the terms of the senior secured convertible notes on August 13, 2007 to, among other things, improve liquidity, by reducing the required minimum cash, deferring the EBITDA covenant and allowing future interest to be paid in kind with common stock.

•	Restructured and streamlined the company’s organizational structure to reduce overhead costs by approximately $3.0 million annually.

•	Concluded that the incremental market potential for OraTest®, considering the availability of ViziLite® Plus with TBlue630™ and uncertain outcomes of the current study, does not justify the incremental costs with continuing the program in its current form.
“With this strategic re-direction of the Company, we now posses the operational capabilities to realize the market opportunity for ViziLite Plus in oral cancer screening. I look forward to supporting Frank Bellizzi and the rest of the Zila Management team in carrying out the fiscal 2008 business plan and increasing shareholder value,” stated David R. Bethune, Executive Chairman of Zila.
Conference Call Dial-In Information
The Company will host a teleconference and webcast, which is scheduled to begin at 1:30 p.m. PT (4:30 p.m. ET) on October 16, 2007. To participate in the teleconference, please call toll-free by dialing (800) 218-0530 (domestic) or (303) 262-2211 (international) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet by visiting the “Event Calendar” in the “News” section of Zila’s website, www.zila.com. For those unable to attend, the website will host an archive of the call. A telephonic replay will be available for approximately 48 hours following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11098923.
About Zila, Inc.
Zila, Inc. is a specialty pharmaceutical company dedicated to the prevention, detection and treatment of oral diseases, with a primary focus on oral cancer. ViziLite® Plus, the company’s flagship product, is rapidly enhancing the standard of care for the early detection of oral abnormalities that could lead to cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rota-dent® Professional Powered Brush, the Pro-Select® Platinum ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenue, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2007.
For more information about the company and its products, please visit www.zila.com.
CONTACT: Investors
PondelWilkinson Inc.
Robert Jaffe, 310-279-5969
SOURCE: Zila Inc.
(Tables Follow)

ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands — except for per share data)

	Three months ended		Fiscal Year ended
	July 31,		July 31,
	2007	2006	2007	2006

Net revenues	$10,419	$121	$28,801	$2,822
Cost of product sold	4,100	359	11,857	1,925

Gross Profit	6,319	(238)	16,944	897

Operating costs and expenses:
Marketing and selling	4,928	1,507	14,412	5,595
General and administrative	5,574	2,867	15,141	10,467
Research and development	1,743	1,419	7,482	7,158
Depreciation and amortization	923	390	2,921	1,415

	13,168	6,183	39,956	24,635

Loss from operations	(6,849)	(6,421)	(23,012)	(23,738)

Other Income (Expense):
Interest income	153	69	550	271
Interest expense	(906)	(1,182)	(7,385)	(1,920)
Derivative expense	—	—	1,059	(137)
Loss on sale of assets	—	—	(1)	(21)
Other expense	45	(339)	16	(498)

	(708)	(1,452)	(5,761)	(2,305)

Loss from continuing operations before tax	(7,557)	(7,873)	(28,773)	(26,043)
Income tax expense	1,790	—	5,791	(3)

Loss from continuing operations	(5,767)	(7,873)	(22,982)	(26,046)

Discontinued operations:
Loss from operations	(104)	(520)	(511)	(2,671)
Net gain (loss) on dispositions	5,212	(630)	16,185	(629)
Income tax expense	(1,788)	—	(5,856)	—

Income (loss) from discontinued operations	3,320	(1,150)	9,818	(3,300)

Net loss	(2,447)	(9,023)	(13,164)	(29,346)
Preferred stock dividends	(10)	(10)	(39)	(39)

Net loss attributable to common shareholders	$(2,457)	$(9,033)	$(13,203)	$(29,385)

Basic and diluted net income (loss) per common share:
From continuing operations	$(0.09)	$(0.17)	$(0.41)	$(0.57)
From discontinued operations	0.05	(0.03)	0.18	(0.07)

Net loss	$(0.04)	$(0.20)	$(0.23)	$(0.64)

Weighted average shares outstanding — basic and diluted	62,212	45,749	56,377	45,703

ZILA, INC. AND SUBSIDIARIES
Balance Sheet Data
(in thousands)

	July 31,	July 31,
	2007	2006
Current assets	$24,854	$22,970
Property and equipment — net	6,219	1,684
Intangibles — net	31,610	6,395
Other	1,198	2,722
Long-term assets of discontinued operations	—	22,593

Total assets	$63,881	$56,364

Current liabilities	$10,568	$29,824
Long-term liabilities	7,334	3,289
Shareholders equity	45,979	23,251

Total liabilities and shareholders’ equity	$63,881	$56,364